As filed with the Securities and Exchange Commission on June 29, 2010
1940 Act File No. 811-22419

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2
(Check appropriate box or boxes)

[X] REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

[X]   Amendment No. 1

WELLS FARGO MULTI-STRATEGY 100 TEI FUND A, LLC
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Exact Name of Registrant as Specified in Charter

C/O WELLS FARGO ALTERNATIVE ASSET MANAGEMENT, LLC
333 MARKET STREET, 29TH FLOOR
SAN FRANCISCO, CA 94105
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Address of Principal Executive Offices (Number, Street, City, State, Zip Code)

Registrant’s Telephone Number, including Area Code (415) 371-4000
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EILEEN ALDEN
333 MARKET STREET, 29TH FLOOR
SAN FRANCISCO, CA 94105

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Name and Address (Number, Street, City, State, Zip Code) of Agent for Service

Copies of Communications to:

GEORGE J. ZORNADA
K&L GATES LLP
STATE STREET FINANCIAL CENTER
ONE LINCOLN STREET
BOSTON, MA  02111

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement  on Form N-2 (File No. 811-22419) of Wells Fargo Multi-Strategy 100 TEI Fund A, LLC (the “Registrant”) has been filed by the Registrant pursuant to Section 8(b) of and Rule 8b-15 under the Investment Company Act of 1940, as amended (the “1940 Act”).  However, interests in the Registrant  have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act.  Investments in the Registrant may only be made by entities or persons that are “accredited investors” within the meaning of Regulation D under the 1933 Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of any offer to buy, interests in the Registrant.

The contents of the Registration Statement on Form N-2 filed by the Registrant with the Securities and Exchange Commission on May 26, 2010 are incorporated by reference.  The sole purpose of this Amendment No. 1 is to replace exhibits (j)(ii) and (k)(i) with the executed forms of the Amended and Restated Appendix A to Custodian Services Agreement and the Administration Agreement, respectively, each dated May 25, 2010.

PART C—OTHER INFORMATION

Item 25.	Financial Statements and Exhibits

(1)	Financial Statements:

Registrant has not conducted any business, other than in connection with its organization.

(2)	Exhibits:

	(a)	(i) Certificate of Formation dated May 14, 2010, incorporated by reference to Form N-2 filing for Wells Fargo Multi-Strategy 100 TEI Fund A, LLC (filed May 26, 2010)(“Initial Filing”).

(ii) Limited Liability Company Agreement dated May 18, 2010 is included under Appendix A of the Private Placement Memorandum in the Initial Filing.

	(b)	Bylaws dated May 25, 2010, incorporated by reference to the Initial Filing.

	(c)	Not applicable.

	(d)	See (2)(a) and (2)(b).

	(e)	Not applicable.

	(f)	Not applicable.

	(g)	Not applicable.

	(h)	Not applicable.

	(i)	Not applicable.

	(j)	(i) Custodian Services Agreement dated July 25, 2008 incorporated by reference to Form N-2 of Wells Fargo Multi-Strategy Fund I, LLC (filed August 1, 2008).

(ii) Amended and Restated Appendix A to Custodian Services Agreement dated May 25, 2010, filed herewith.

	(k)	(i) Administration Agreement dated May 25, 2010, filed herewith.

(ii) Services Agreement dated May 25, 2010, incorporated by reference to the Initial Filing.

(iii) Placement Agent Agreement dated June 1, 2010, incorporated by reference to the Initial Filing.

(iv) Placement Agent Agreement dated June 1, 2010, incorporated by reference to the Initial Filing.

(v) Investor Services Agreement dated May 25, 2010, incorporated by reference to the Initial Filing.

(vi) Expense Limitation Agreement dated May 25, 2010, incorporated by reference to the Initial Filing.

	(l)	Not applicable.

	(m)	Not applicable.

	(n)	Not applicable.

	(o)	Not applicable.

(p)	Not applicable.

(q)	Not applicable.

(r)	Code of Ethics, incorporated by reference to the Initial Filing.

(s)	Power of Attorney, incorporated by reference to the Initial Filing.

Item 26.	Marketing Arrangements

Not applicable.

Item 27.	Other Expenses of Issuance and Distribution

Not applicable.

Item 28.	Persons Controlled by or Under Common Control

As of the date of filing, the following may be considered to be under common control with the Registrant:

Wells Fargo Multi-Strategy 100 Fund A, LLC
Wells Fargo Multi-Strategy 100 Fund I, LLC
Wells Fargo Multi-Strategy 100 TEI Fund I, LLC
Wells Fargo Multi-Strategy 100 Master Fund I, LLC

Registrant will control Wells Fargo Multi-Strategy 100 TEI Fund A, LDC.

Item 29.	Number of Holders of Securities

Set forth below is the number of record holders as of May 24, 2010 of each class of securities of the Registrant:

Title of Class	Number of Record Holders

Units of Limited Liability Company Interests	1

Item 30.	Indemnification

Registrant’s Limited Liability Company Agreement contains provisions limiting the liability of the Registrant’s Managers and providing for indemnification of the Registrant’s Managers and the directors, officers and employees of the Registrant (including his or her respective executors, heirs, assigns, successors, or other legal representatives) under certain circumstances.  The Registrant hereby undertakes that it will apply the indemnification provision of the Limited Liability Company Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, so long as the interpretation therein of Sections 17(h) and 17(i) of such Act remains in effect.

Registrant, in conjunction with the Adviser and Registrant’s Board of Managers, maintains insurance on behalf of any person who is an Independent Manager, officer, employee, or agent of Registrant, against certain liability asserted against him or her and incurred by him or her or arising out of his or her position.  Registrant will not pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which Registrant itself is not permitted to indemnify.

Item 31.	Business and Other Connections of Investment Adviser

Information regarding any other business, profession, vocation or employment of a substantial nature in which each executive officer and manager of Wells Fargo Alternative Asset Management, LLC (the “Adviser”) is, or at any time during the past two fiscal years has been, engaged is set forth in the private placement memorandum and/or incorporated by reference to Form ADV filed by the Adviser with the SEC pursuant to the Investment Advisers Act of 1940, as amended (File no. 801-60419).  The principal business address of the Adviser is 333 Market Street, 29th Floor, San Francisco, CA 94105.

Item 32.	Location of Accounts and Records

All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are in the possession and custody of the Registrant’s administrator, PNC Global Investment Servicing Inc., located at 301 Bellevue Parkway, 2nd  Floor, Wilmington, Delaware 19809 and custodian, PFPC Trust Company, located at 8800 Tinicum Blvd., Philadelphia, PA 19153, with the exception of certain documents which are in the possession and custody of the Adviser, located at 333 Market Street, 29th Floor, San Francisco, CA 94105, telephone number (415) 371-4000.  Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of the Adviser.

Item 33.	Management Services

Not applicable.

Item 34.	Undertakings

Not applicable.

Signatures

Pursuant to requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco and the State of California on the 29th day of June 2010.

WELLS FARGO MULTI-STRATEGY 100 TEI FUND A, LLC

By:	/s/ Eileen Alden
Eileen Alden
Treasurer

INDEX TO EXHIBITS

(j)	(ii)	Amended and Restated Appendix A to Custodian Services Agreement dated May 25, 2010.

(k)	(i)	Administration Agreement dated May 25, 2010.

APPENDIX A

This Appendix A, amended and restated as of May 25, 2010, is the Appendix A to that certain Custodian Services Agreement dated July 25, 2008 between PFPC Trust Company and each Fund listed below.

Name of Fund	Type of Fund	Form/Jurisdiction of Fund
WELLS FARGO MULTI-STRATEGY 100 MASTER FUND I, LLC	Closed-end, registered investment company under the 1940 Act (Master Fund)	Delaware liability company
WELLS FARGO MULTI-STRATEGY 100 FUND I, LLC	Closed-end, registered investment company under the 1940 Act (Feeder Fund)	Delaware liability company
WELLS FARGO MULTI-STRATEGY 100 TEI FUND I, LLC	Closed-end, registered investment company under the 1940 Act (TEI Feeder Fund)	Delaware liability company
WELLS FARGO MULTI-STRATEGY 100 TEI FUND I, LDC.	Unregistered fund (Pass-Through for TEI Feeder Fund)	Cayman Islands limited duration company
WELLS FARGO MULTI-STRATEGY 100 FUND A, LLC	Closed-end, registered investment company under the 1940 Act (Feeder Fund)	Delaware liability company
WELLS FARGO MULTI-STRATEGY 100 TEI FUND A, LLC	Closed-end, registered investment company under the 1940 Act (TEI Feeder Fund)	Delaware liability company
WELLS FARGO MULTI-STRATEGY 100 TEI FUND A, LDC	Unregistered fund (Pass-Through for TEI Feeder Fund)	Cayman Islands limited duration company

Accepted:

PFPC TRUST COMPANY

By:	/s/ Edward A. Smith, III
Name:	Edward A. Smith, III
Title:	Vice President and Senior Director

WELLS FARGO MULTI-STRATEGY 100 FUND A, LLC

By:	/s/ Eileen Alden
Name:	Eileen Alden
Title:	Treasurer

WELLS FARGO MULTI-STRATEGY 100 TEI FUND A, LLC

By:	/s/ Eileen Alden
Name:	Eileen Alden
Title:	Treasurer

WELLS FARGO MULTI-STRATEGY 100 TEI FUND A, LDC

By:	/s/ Eileen Alden
Name:	Eileen Alden
Title:	Treasurer

ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

THIS AGREEMENT is made as of May 25, 2010 by and between WELLS FARGO MULTI-STRATEGY 100 TEI FUND A, LLC, a Delaware limited liability company (the " Fund "), and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. (f/k/a PFPC INC.), a Massachusetts corporation (" PNC ").  Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

A.          The Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the " 1940 Act ").

B.           The Fund is a “feeder” fund in a master-feeder structure which, along with one or more other feeder funds, invests primarily or exclusively in the “master” fund, Wells Fargo Multi-Strategy 100 Master Fund I, LLC, a closed-end, non-diversified  management investment company under the 1940 Act, through Wells Fargo Multi-Strategy 100 TEI Fund A, LDC., a Cayman Island limited duration company.

C.           The Fund wishes to retain PNC to provide administration, accounting and investor services provided for herein, and PNC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                Appointment.  The Fund hereby appoints PNC to provide administration, accounting and investor services, in accordance with the terms set forth in this Agreement.  PNC accepts such appointment and agrees to furnish such services.  PNC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PNC and the Fund in a written amendment hereto.  PNC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2.                 Instructions.

(a)          Unless otherwise provided in this Agreement, PNC shall act only upon Oral Instructions or Written Instructions.

(b)          PNC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PNC to be an Authorized Person) pursuant to this Agreement.  PNC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the

Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Governing Board, unless and until PNC receives Written Instructions to the contrary.

(c)          The Fund agrees to forward to PNC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PNC or its affiliates) so that PNC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by PNC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PNC’s ability to rely upon such Oral Instructions.

3.                Right to Receive Advice.

(a)          Advice of the Fund.  If PNC is in doubt as to any action it should or should not take, PNC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)          Advice of Counsel.  If PNC shall be in doubt as to any question of law pertaining to any action it should or should not take, PNC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PNC, at the option of PNC).

(c)          Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PNC receives from the Fund, and the advice PNC receives from counsel, PNC may rely upon and follow the advice of  counsel.

(d)          No Obligation to Seek Advice.  Nothing in this Section 3 shall be construed so as to impose an obligation upon PNC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

4.                Records; Visits.

(a)          The books and records pertaining to the Fund, which are in the possession or under the control of PNC, shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during PNC’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PNC to the Fund or to an Authorized Person, at the Fund’s expense.  Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

(b)          PNC shall keep the following records:

(i)	all books and records with respect to the Fund’s books of account; and

(ii)	records of the Fund’s securities transactions.

PNC may house these records in a third party storage facility.

5.              Confidential Information.

(a)	Each party shall keep confidential any information relating to the other party's business ("Confidential Information "). Confidential Information shall include:

	(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PNC, their respective subsidiaries and affiliated companies;

	(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PNC a competitive advantage over its competitors;

(iii)
all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

	(iv)	anything designated as confidential.

(b)	Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

	(i)	is already known to the receiving party at the time it is obtained;

	(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

	(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

	(iv)	is released by the protected party to a third party without restriction;

	(v)	is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law;

	(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party;

	(vii)	is Fund information provided by PNC in connection with an independent third party compliance or other review;

	(viii)	is necessary or desirable for PNC to release such information in connection with the provision of services under this Agreement; or

	(ix)	has been or is independently developed or obtained by the receiving party.

(c)	The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

6.             Liaison with Accountants.  PNC shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund.  PNC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7.             PNC System.  PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Fund.

8.             Disaster Recovery.  PNC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, PNC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PNC’s own breach of its Standard of Care (defined in  Section 10  below) in performing its duties or obligations under this Agreement.

9.             Compensation.

        (a)          As compensation for services set forth herein that are rendered by PNC during the term of this Agreement, the Fund will pay to PNC a fee or fees as may be agreed to in writing by the Fund and PNC.

                (b)         The undersigned hereby represents and warrants to PNC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PNC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments  made or to be made by PNC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Governing

Board and that, if required by applicable law, such Governing Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

                (c)          Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to PNC the fees set forth in the applicable fee letter.

10.          Standard of Care/Limitations of Liability.

(a)          Subject to the terms of this Section 10, PNC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PNC’s own intentional misconduct, bad faith, negligence or reckless disregard of its duties under this Agreement (" Standard of Care ").

(b)          Notwithstanding anything in this Agreement (whether contained anywhere in Sections 12-14 or otherwise) to the contrary, the Fund hereby acknowledges and agrees that (i) PNC, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon PNC’s interpretation of tax positions or its interpretation of relevant circumstances (as determined by PNC) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) PNC shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is substantially due to PNC’s breach of its Standard of Care hereunder.

(c)          Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, the Fund hereby acknowledges and agrees that PNC shall not be liable for any losses or damages of any kind associated with any tax filings with which PNC has assisted in any way except to the extent such loss or damage is substantially due to PNC’s breach of its Standard of Care hereunder; provided, however, that PNC shall not be found to have been grossly negligent for losses or damages associated with areas of responsibility that the judiciary, regulators (or other governmental officials) or members of the hedge fund industry determine would otherwise apply to PNC (or similar service providers) and which, as of the date hereof, have yet to be identified by such parties as areas for which PNC (or any similar service provider) is (or would be) responsible.

(d)         PNC's liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (" Loss ") due to the negligence of PNC or a material breach of this Agreement by PNC (but not gross negligence, intentional misconduct, bad faith or reckless disregard of its duties under this Agreement by PNC) shall not exceed the fees received by PNC for services provided hereunder during the twenty-four (24) months immediately prior to the date of such Loss; provided that PNC’s cumulative maximum liability for all Losses due to the negligence or a material breach of this Agreement by PNC (but not gross negligence, intentional misconduct, bad faith or reckless disregard under this Agreement by PNC) shall not exceed $250,000.

       (e)        PNC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

       (f)           PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PNC reasonably believes to be genuine.  PNC shall not be liable for any damages that are caused by actions or omissions taken by PNC in accordance with Oral Instructions or Written Instructions or advice of counsel.  PNC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

       (g)          Neither PNC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PNC or its affiliates.

       (h)          No party may assert a cause of action against PNC or any of its affiliates that allegedly occurred more than twelve (12) months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

       (i)           Each party shall have a duty to mitigate damages for which the other party may become responsible.

       (j)           This Section 10 shall survive termination of this Agreement.

11.          Indemnification.  Absent PNC’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless PNC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by PNC in connection with the provision of services to the Fund.  This  Section 11  shall survive termination of this Agreement.

12.          Description of Accounting Services on a Continuous Basis.  PNC will perform the following accounting services if required or as applicable with respect to the Fund:

(i)	Journalize investment, capital and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for the Fund (the " Adviser ");

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Record and reconcile corporate action activity and all other capital changes;

(vi)	Reconcile cash and investment balances with the Fund’s custodian(s), and provide the Adviser with the beginning cash balance available for investment purposes.

(vii)
Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund’s offering memorandum or registration statement, as applicable, and Organizational Documents;

(viii)	Assist in the preparation of the Fund’s annual and semi-annual financial statements, and such other financial statements as the Fund may reasonably request;

(ix)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)	Calculate capital gains and losses;

(xi)	Determine net income;

(xii)	Determine applicable foreign exchange gains and losses on payables and receivables;

(xiii)	In respect of any Fund investments in private investment funds, obtain monthly prices from each underlying fund’s administrator or portfolio manager and, if unable to obtain such valuations, notify the Fund or its designee(s). To the extent the Fund invests in securities or assets other than private investment funds, obtain daily security market quotes and currency exchange rates from independent pricing sources approved by the Adviser, or if such quotes or rates are unavailable, then obtain the same from the Adviser, and in either case calculate the market value of the Fund's investments in accordance with the Fund's valuation policies or guidelines; provided, however, that PNC shall not under any circumstances be under a duty to independently price or value any of the Fund's investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall PNC have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiv)	Transmit or make available a copy of the portfolio valuation to the Adviser as agreed upon between PNC and the Fund;

(xv)	Arrange for the computation of the net asset value ("NAV") in accordance with the provisions of the Fund’s LLC Agreement and Registration Statement;

(xvi)	Allocate income, expenses, gains and losses to individual Shareholders’ capital accounts in accordance with the Organizational Documents; and

(xvii)
Calculate the incentive allocation, if applicable, in accordance with the Organizational Documents and reallocate corresponding amounts from the applicable Shareholders’ accounts to the special advisory account.

13.          Description of Administration Services on a Continuous Basis.  PNC will perform the following administration services if required or as applicable with respect to the Fund:

(i)	Supply various normal and customary Fund statistical data as requested on an ongoing basis

(ii)	Assist in the preparation and coordinate the printing of the Fund’s Annual and Semi-Annual Shareholder Reports; coordinate the filing of same with the SEC on Form N-SAR via EDGAR;

(iii)	Assist in the preparation and coordinate the filing of the Form N-Q with the SEC via EDGAR;

(iv)
Coordinate with the Fund’s counsel the preparation of and coordinate the filing of: annual Post-Effective Amendments to the Fund’s Registration Statement (if needed); Form N-CSR and Form N-PX (provided that the Fund’s voting records are delivered to PNC in the format required by PNC and PNC is not responsible for maintaining the Fund’s voting records);

(v)
Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund’s Governing Board;

(vi)	Draft agendas (with final selection of agenda items being made by Fund counsel) and resolutions for quarterly board meetings;

(vii)	Assemble and mail board materials for quarterly board meetings;

(viii)	Attend quarterly board meetings and draft minutes thereof;

(ix)	Maintain the Fund’s corporate calendar listing various SEC filing and board approval deadlines;

(x)	Administratively assist the Fund in providing Fund documents in the possession of PNC for SEC examinations;

(xi)
If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund’s Form N-CSR or Form N-Q filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, PNC will provide (to such person or entity as agreed between the Fund and PNC) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between the Fund and PNC from time to time, PNC shall be required to provide the sub-certification only during the terms of this Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification.  For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement;

(xii)	Provide compliance policies and procedures related to certain services provided by PNC and, if mutually agreed, certain PNC affiliates, summary procedures thereof and an annual certification letter;

(xiii)
Perform such additional administrative duties relating to the administration of the Fund upon such terms and conditions and for such fees as may subsequently be agreed upon in writing between the Fund and PNC.

(xiv)	Assist Fund's counsel and Fund management with the preparation of Schedule TO and amendments thereto and coordinate the filing thereof with the Fund's financial printer.

         All regulatory services are subject to the review and approval of Fund counsel.

14.           Description of Investor Services on a Continuous Basis.  PNC will perform the following services if required with respect to the Fund:

(i)	Maintain the register of Shareholders of the Fund and enter on such register all issues, transfers and repurchases of Shares in the Fund; and

(ii)	In coordination with the Fund’s accounting agent, arrange for the calculation of the issue and repurchase prices of Shares in the Fund in accordance with the LLC Agreement.

15.           Description of Tax Services. PNC will perform the following tax services if required with respect to the Fund:

(i)	Prepare federal Form 1065, including Schedules K-1 for the Fund’s Shareholders (“K-1s”) and sign and acknowledge as a paid preparer;

(ii)	Prepare each state and local income tax return that is required to be filed by the Fund as a paid preparer;

(iii)	Prepare Forms 1042 and 1042-S to report U.S. dividend income and withholding tax to non-U.S. partners as a paid preparer;

(iv)	Mail or otherwise deliver to the Fund’s Shareholders in a timely manner the K-1s referenced in sub-section 16(i) above; and

(v)	Mail or otherwise deliver to the Fund or its designee in a timely manner the documents referenced in sub-section 15(i) through (iii) above.

16.           Duration and Termination.

         (a)         This Agreement shall be effective on the date first written above and shall continue until July 29, 2011 (the “" Initial Term "”).

         (b)         Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (" Renewal Terms ") each, unless the Funds or PNC provides written notice to the other of its intent not to renew.  Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

                 (c)          In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by PNC, will be borne by the Fund and paid to PNC prior to any such conversion.

         (d)         If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party ") the other party (the " Non-Defaulting Party ") may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party.  In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         (e)          Notwithstanding anything contained in this Agreement to the contrary (other than as contained in Section 16(f) below), if in connection with a Change in Control (for purposes of this  Section 16(e)  “Change of Control” is defined to mean a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund) the Fund gives notice to PNC terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term (" Early Termination "): (i) PNC shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider, provided that PNC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund and before the effective date of the Early Termination, the Fund shall pay to PNC an amount equal to all fees and other amounts (" Early Termination Fee ") calculated to be the lesser of the fees payable if PNC were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term or the fees payable for six months of services.  The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PNC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given).  The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PNC for the termination of services before the expiration of the then-current Initial or Renewal Term.  If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to “expiration of the then-current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then-current Initial or Renewal Term.”  If any of the Fund’s assets serviced by PNC under this Agreement are removed from the coverage of this Agreement (" Removed Assets ") and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at, PNC’s option, either (1) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PNC or (2) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

         (f)          In the event that this Agreement is terminated in accordance with the provisions of Section 16(d) above, Section 16(e)  above shall be treated as if it was not a part of this Agreement (provided that the removal of assets as referenced in the preamble to the last sentence of such  Section 16(e)  shall not be permitted prior to the termination date of this Agreement).

17.           Change of Control. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Adviser or the Fund’s sponsor, the Fund’s ability to terminate the Agreement pursuant to  Section 16  will be suspended from the time of such agreement until two years after the Change of Control.

18.           Notices.  All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first class mail, it shall be deemed to have been given seven (7) days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.  Notices shall be addressed (a) if to PNC, at 301 Bellevue Parkway, Wilmington, DE  19809, attn: President (or such address as PNC may inform the Fund in writing); (b) if to the Fund, at 550 California Street, MAC A0112-063, San Francisco, CA 94104, attn: Dede L. Dunegan (or such address as the Fund may inform PNC in writing); or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

19.           Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20.           Delegation; Assignment.  PNC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PNC or of The PNC Financial Services Group, Inc., provided that PNC gives the Fund thirty (30) days’ prior written notice of such assignment or delegation.

21.           Facsimile Signatures; Counterparts.  This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

22.           Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.           Miscellaneous.

        (a)          Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

        (b)          Non-Solicitation.  During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PNC employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the PNC employee was identified by such entity solely as a result of the PNC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

            (c)         No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its Registration

Statement or Organizational Documents or adopt any policies which would affect materially the obligations or responsibilities of PNC hereunder without the prior written approval of PNC, which approval shall not be unreasonably withheld, conditioned or delayed.  The scope of services to be provided by PNC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

         (d)         Not Legal Advice. Notwithstanding anything in this Agreement to the contrary, the services of PNC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.  Neither this Agreement nor the provision of services under this Agreement shall establish, or are intended to establish, an attorney-client relationship between the Fund and PNC.

         (e)         Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (f)          Information. The Fund will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund, including without limitation copies of its Organizational Documents and Registration Statement and any supplements, updates or amendments thereto.

         (g)         Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

         (h)         Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (i)           Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

         (j)           No Representations or Warranties.  Except as expressly provided in this Agreement, PNC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

         (k)          Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of

PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

[Signature Page Follows]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By: /s/ Dennis Westley Name: Dennis Westley
Title: Senior Vice President

WELLS FARGO MULTI-STRATEGY 100 TEI FUND A, LLC

By: /s/ Eileen Alden Name: Eileen Alden
Title: Treasurer

APPENDIX A

Definitions

As used in this Agreement:

(a)	"1933 Act" means the Securities Act of 1933, as amended.

(b)	"1934 Act" means the Securities Exchange Act of 1934, as amended.

(c)	"Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	"Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(e)	"Governing Board" shall mean the Fund’s Board of Managers or, as duly authorized, a competent committee thereof.

(f)	"Oral Instructions" mean oral instructions received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person. PNC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(g)	"Organizational Documents" means the Fund’s charter or articles of incorporation, Limited Liability Company Agreement (" LLC Agreement "), bylaws and other documents constituting the Fund.

(h)	"Registration Statement" means the Fund’s most recently effective Registration Statement on Form N-2 as filed with the SEC.

(i)	"SEC" means the Securities and Exchange Commission.

(j)	"Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

(k)	“Shareholder” means a record owner of Shares of the Fund.

(l)	“Shares” refer collectively to the shares of limited liability company interest or class thereof of the Fund as may be issued from time to time.

(m)	"Written Instructions" means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person) and received by PNC or (ii) trade instructions transmitted (and received by PNC) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.